CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT, dated as of March 25, 1997 by and between LifeRate Systems, Inc., a Minnesota corporation (the "COMPANY") and Anthony P. Furnary, M.D., the manager and principal member of APF, LLC, an individual presently residing in the State of Oregon ("Consultant").

         A. The Company and Consultant desire to establish a consulting arrangement under which Consultant would serve as consultant and senior advisor to the Company.

         B. The Company desires reasonable protection of its confidential business and technical information that has been acquired and is being developed by the Company at substantial expense.

         C. Consultant has functioned as the co-inventor and system architect for the Company for the past two years and wishes to continue to work with the Company in this regard.

         D. The Company wishes to obtain reasonable protection against unfair competition from Consultant following termination of engagement and to further protect against unfair use of its confidential business and technical information and Consultant is willing to grant the Company the benefits of a covenant-not-to-compete for these purposes.

         In consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the receipt and sufficiency of which consideration are hereby acknowledged, the parties hereto agree as follows:

1. Consultancy and Senior Advisor.

         (a) The Company agrees to retain Consultant as a consultant and senior advisor, and Consultant agrees to serve the Company, on the terms and conditions set forth herein. The retention of Consultant by the Company as a consultant and senior advisor shall be for the period commencing on April 1, 1997 and expiring April 1, 2002 (the "Expiration Date"), unless such consultancy shall have been sooner terminated as hereinafter set forth in Section 4.

         (b) This Agreement shall be renewable for subsequent two (2) year periods upon mutual agreement of the parties.

2. Title and Responsibilities.

         (a) Consultant shall have the titles of Senior Adviser and System Architect.

         (b) In Consultant's role hereunder as System Architect, Consultant shall report to the Company's Vice President--Development and will be responsible for providing expert level understanding of application of information systems in the clinic and clinical administration. In such role, Consultant shall have the responsibilities outlined on Exhibit A hereto, and shall perform such other duties as the Vice President--Development and the Consultant shall mutually determine.

         (c) In Consultant's role hereunder as Senior Advisor, Consultant shall perform such duties as the Chief Executive Officer and the Consultant shall mutually determine from time to time, including, but not limited to, identifying business opportunities, assistance in translating technology and health care changes into business opportunities and promotion of the Company's products and services.

         (d) In order to permit Consultant to perform his duties as Senior Advisor and System Architect, the Company, through the Vice President - Development, shall inform Consultant of operations committee discussions (at present through summaries of operating committee discussions currently produced by the Vice President Development), including all major customer contracts, development agreements, production scheduling, and marketing, strategic and business plans. Vice President - Development shall provide any comments expressed by the Consultant consistent with his role as Senior Advisor and System Architect to the operations committee. Notwithstanding anything to the contrary herein, the Company and its senior officers, and not Consultant, shall have ultimate control over all such matters.

         (e) The Company and Consultant anticipate that Consultant's duties will change over time, in particular as development of the LifeRate system matures.

         (f) While the time commitment required by Consultant to fulfill his duties hereunder will vary and subject to the last sentence of Section 4(b), it is understood that such duties assigned hereunder are generally expected to constitute a minimum of [10] hours and not more than 20 hours per month. Consultant agrees to make himself reasonably available to perform the duties and responsibilities hereunder. The Company acknowledges that Consultant is a full-time practicing surgeon and the Company agrees that the performance of Consultant's duties under this Agreement shall at all times be subject and subordinate to the demands and responsibilities of Consultant's duties as a surgeon.

3. Compensation    Consultant shall receive a consulting fee of One Hundred
Thousand Dollars ($100,000) per year. The consulting fee shall be payable to APF, LLC in monthly installments of $8,333.33. If Consultant is requested to travel to render services hereunder, the Company shall reimburse Consultant for all necessary and reasonable expenses incurred by Consultant in accordance with and as permitted by the expense reimbursement policies applicable to senior management adopted by the Company, except that air travel shall be governed by
Section 5.2 of the Purchase Agreement.

4. Termination

         (a) Death. Consultant's consultancy hereunder shall terminate upon his death.

         (b) Cause. The Company may terminate Consultant's consultancy hereunder for Cause. For the purposes of this Agreement, the Company shall have "Cause" to terminate Consultant's consultancy hereunder upon Consultant's (i) willful, continuing, material and bad faith failure to perform and discharge his duties and responsibilities hereunder, or (ii) gross misconduct that is materially and demonstratively injurious to the Company, or (iii) conviction of a felony (unless such conviction is reversed in any final appeal thereof); provided that, in the case of termination under clauses (i) or (ii)of this Section 4(b), (a) Consultant shall have first received written notice of proposed termination at least 30 days prior thereto, specifying the grounds for such termination and Consultant shall have failed to cure such matters and (b) such termination shall have been approved by a committee of the Company's Board of Directors comprised solely of outside directors. "Cause" shall not include the nonperformance of services by Consultant during any period of time during which the Company fails to identify services consistent with Consultant's role as Senior Advisor and System Architect to be performed.

         (c) Date of Termination. "Date of Termination" shall mean the earlier of (i) the Expiration Date or (ii) if Consultant's engagement is terminated by his death, then the date of his death, or if pursuant to Section 4(b), then the date specified in the notice of termination.

5. Competitive Activities

         Consultant agrees that during the Noncompetition Period:

         (a) He will not alone, or in any capacity with another entity:

                  (i) directly or indirectly engage in any commercial activity that competes with the Company's business, as the Company has conducted it during the 12-month period before the Consultant's consultancy with the Company ends;

                  (ii) in any way interfere or attempt to interfere with the Company's relationships with any of its current or potential customers; or

                  (iii) employ or attempt to employ any of the Company's then employees on behalf of any other entity competing with the Company.

         (b) The Noncompetition Period shall be the term of this Agreement, provided that the Company may extend the Noncompetition Period for up to one year by paying Consultant a noncompetition fee of $50,000 per year, payable bi-weekly. During the Noncompetition Period:

                  (i) He will, prior to accepting employment with any new employer in the software industry, inform that employer of this Agreement and provide that employer with a copy of this Agreement.

                  (ii) Consultant may seek the advice of the Company from time to time on whether prospective employment he proposes would, in the Company's opinion, violate the provisions of this Section 5, by submitting in writing to the Company appropriate information.

6. Confidential Information

         (a) Confidential Information. For purposes of this Agreement, the term "Confidential Information" means information that is not generally known and that is proprietary to the Company, including (i) trade secret information about the Company and its products and services; (ii) information relating to the business of the Company as conducted at any time or anticipated to be conducted by the Company, and to any of its past, current or anticipated products and services, including without limitation, information about the Company's research, development, design, manufacturing, purchasing, accounting, engineering, marketing, selling, leasing or servicing; and (iii) any Invention, as defined below. All information that Consultant has a reasonable basis to consider Confidential Information or which is treated by the Company as being Confidential Information shall be presumed to be Confidential Information, whether originated by Consultant or by others, and without regard to the manner in which Consultant obtains access to such information. Notwithstanding the foregoing, information shall cease to be Confidential Information for purposes of this Section 6 when (i) it is required by law or legal process to be disclosed in the public domain or (ii) it has become public information as a direct or indirect result of disclosure by any person other than by Consultant in breach of this Agreement. In the event Consultant receives any notice of any action to require disclosure of any Confidential Information, as required by law or legal process, Consultant immediately shall notify the Company of the notice and any action to require disclosure of Confidential Information to permit the Company to challenge the required disclosure and seek a protective order.

         (b) Restricted Use and Nondisclosure. Consultant shall not, either during the term of this Agreement or at any time following expiration or termination of this Agreement, (i) use any Confidential Information for any purpose other than the performance of his duties and responsibilities under this Agreement for the benefit of the Company or (ii) disclose any Confidential Information to any person not employed by the Company, without the prior authorization of the Company. Consultant shall exercise prudence and the highest degree of care to safeguard and protect, and to prevent the unauthorized disclosure of, all such Confidential Information.

         (c) Return of Information at Termination. Upon termination of the consultancy, Consultant shall deliver to the Company all tangible evidence of Confidential Information or Inventions, including but not limited to product formulations, customer lists, business plans, business strategies, instruction sheets, drawings, manuals, letters, notes, notebooks, books, reports and copies thereof, computer records, audiotapes and videotapes or other media that include Confidential Information. Consultant shall not retain any copies or reproductions of any tangible evidence of Confidential Information or Inventions, including, but not limited to, product formulations, customer lists, business plans, business strategies, instruction sheets, drawings, manuals, letters, notes, notebooks, books, reports and copies thereof, computer records, audiotapes, videotapes or other materials of the Company that came into Consultant's possession at any time during the term of this Agreement, provided, however, that Consultant may retain an archival copy of the foregoing which copy shall be used for reference purposes only in the event that any issues arise between the parties hereto after the termination of this agreement, it being understood that such copies shall continue to constitute Confidential Information under the terms of this Agreement and shall be subject to the terms hereof.

7. Inventions.

         (a) Definition. For purposes of this Agreement, "Invention" means any invention, enhancement, alteration, modification, improvement, discovery, new idea, formula, process, design, trade secret, or other useful technical information or know-how made, generated, discovered, developed, conceived, or first reduced to practice by Consultant during the term of this Agreement, whether or not shown or described in writing or whether or not copyrightable or patentable, relating to the Company's existing products, products under development and all other products developed during the term of this Agreement.

         (b) Disclosure and Assignment. During the term of this Agreement, Consultant agrees to continue to disclose to the Company, in a manner substantially similar to the methods and procedures used by Consultant in his consultancy work with the Company during the months immediately prior to the date hereof, all Inventions and Confidential Information made, generated, discovered, developed, conceived, perfected or first reduced to practice by Consultant alone or in conjunction with others at the Company.

To the extent that any Invention or Confidential information qualifies as "work made for hire" as defined in 17 U.S.C. Section 101 (1976), as amended, such Inventions and Confidential Information shall constitute "work made for hire" and, as such, shall be the exclusive property of the Company. Consultant hereby assigns to the Company all of Consultants right, title and interest in all Inventions and Confidential Information.

         (c) Limitation of Section 7(b). The provisions of Section 7(b) above shall not apply to any Invention meeting all of the following conditions:

                  (i) Such Invention was developed entirely on Consultant's own time; and

                  (ii) Such Invention was made without the use of any of the Company's trade secret information; and

                  (iii) Such Invention does not relate (A) directly to the business of the Company or (B) to the Company's actual or demonstrably anticipated research and development; and

                  (iv) Such Invention does not result from any work performed by Consultant for the Company.

         (d) Assistance of Consultant. Consultant agrees, at the Company's expense, to give the Company all assistance it reasonably requires to perfect, protect, and use its rights to Inventions and Confidential Information. In particular, but without limitation, Consultant agrees to sign all documents, and supply all information that the Company may deem necessary or desirable to (i) transfer or record the transfer of Consultant's entire right, title, and interest in Inventions and Confidential Information; and (ii) enable the Company to obtain patent, copyright, or trademark protection for Inventions anywhere in the world.

         (e) Continuing Obligation after Termination of Agreement. The obligations of this Section 7 shall continue beyond the termination of this Agreement with respect to Inventions conceived or made by Consultant during the term hereof and shall be binding upon Consultant's assigns, executors, administrators, and other legal representatives. In the event Consultant is called upon to render assistance to the Company pursuant to Section 7(d) after termination of this Agreement, the Company shall pay Consultant reasonable mutually agreeable hourly compensation and shall call upon Consultant for assistance at such reasonable times so as not to interfere with Consultant's employment or business. For purposes of this Agreement, any Invention upon which Consultant files a patent application during the Noncompetition Period shall be presumed to have been made during the term of this Agreement, subject to proof to the contrary by good faith, written and duly corroborated records establishing that such Invention or discovery was conceived and made by Consultant following termination of this Agreement.

         (f) Records. Consultant shall keep records of the type that the Consultant has kept in connection with the services that Consultant has provided to the Company in the past, provided that the Company shall keep such other records as the Consultant and the Company mutually agree would be beneficial to the Company. Such accounts, notes, data, and records shall be the property of the Company, and upon its request, subject to the last sentence of Section 6(c), Consultant shall promptly surrender the same to the Company.

8. Injunctive Relief

         Consultant and the Company acknowledge that a breach by the other of any of the terms of Sections 5, 6 or 7 of this Agreement will render irreparable harm to the other and that the Company or Consultant (as the case may be) shall therefore be entitled to any and all equitable relief, including but not limited to injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties.

9. Representations of Consultant.

         Consultant represents and warrants that his execution and delivery of this Agreement and performance by Consultant of his obligations under this Agreement shall in no way violate the terms and conditions of any other agreement, written or oral, or any other instrument or arrangement to which Consultant is a party or by which Consultant is bound.

10. Miscellaneous.

         (a) Waiver. No waiver of any term, condition or covenant of this Agreement shall be deemed to be a waiver of subsequent breaches of the same or other terms, covenants or conditions hereof.

         (b) Amendment. This Agreement may not be amended, altered or modified except by a written agreement between the parties hereto.

         (c) Assignability.

                  (i) Consultant Assignability. Consultant shall not assign this Agreement to any third party for whatever purpose without the express, prior written consent of the Company.

                  (ii) Company Assignability. The Company shall have the right to assign this contract to its successors or permitted assigns, (but not to other persons,) and all covenants or agreements hereunder shall inure to the benefit of and be enforceable by or against its successors or assigns.

                  (iii) Definitions. The terms "successor" and "permitted assigns" shall include any person, individual or entity that buys all or substantially all the Company's assets, or a controlling portion of its stock, or with which it merges or consolidates.

         (d) Invalidity and Severability. In the event part or any portion of this Agreement is determined to be invalid or unenforceable by any court of competent jurisdiction, the parties agree that this Agreement as so construed shall remain in force and effect between them and shall be applied as if the offending part or portion did not comprise an element hereof.

         (e) Notices. Any notice required to be given hereunder shall be duly and properly given if hand delivered, mailed by certified mail with return receipt postage prepaid to either party at the addresses set forth below, effective as of the date of mailing:

                  If to Consultant:   APF, LLC
                                      c/o Anthony Furnary, M.D.
                                      7266 S.W. Eton Court
                                      Portland, OR 97225

                  With a copy to:     Ropes & Gray
                                      One International Place
                                      Boston, MA 02110
                                      Attn: Peter Dodson
                                            Eric Jaeger

                  If to the Company:  LifeRate Systems, Inc.
                                      7210 Metro Boulevard
                                      Minneapolis, MN 55439-2128
                                      Attention:  Chief Executive Officer

                  With a copy to:     Michel A. LaFond, Esq.
                                      Oppenheimer Wolff & Donnelly
                                      45 South Seventh Street
                                      Suite 3400
                                      Minneapolis, MN 55402

         Either party may change its address by giving ten days' prior written notice to the other party of the new address.

         (f) Definitions. For purposes of this Agreement, the following words shall have the meanings indicated:

                  (i) Technology. The term "technology" means all know-how, trade secrets, processes, inventions, specifications, equipment, computer software, trademarks, trade names, service marks, patents, patent applications, proprietary information, copyrights and other intellectual property related to the Company's existing products, products under development and all other products developed during the term of this Agreement.

                  (ii) Trade Secret. The term "trade secret" means any information or compilation of information possessed by the Company that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use. For purposes of this Agreement, the term "trade secret" includes both information disclosed to Consultant by the Company and information developed by Consultant in the course of his employment.

         (g) Governing Law. This Agreement shall be governed by and construed under the laws of the State of Minnesota.

         IN WITNESS WHEREOF, the parties have duly executed, or caused to be executed by a duly authorized representative, this Agreement as of the date first set forth above.

                                     LIFERATE SYSTEMS, INC.


                                     By _______________________________________


                                     CONSULTANT


                                     __________________________________________



                                     APF, LLC


                                     By________________________________________
                                        Anthony P. Furnary
                                     Its Manager





                                    EXHIBIT A


                          CONSULTANT'S RESPONSIBILITIES


          *    providing design input to overall system design and direction

          * input on development of general clinical database structure and front end interface for the systems

          * input into product features and functions that ensure the product will be relevant in a variety of clinical settings

          *    assist in the definition of data elements and reporting formats

          *    interaction with Company's development project/team manager